Exhibit 99.1

Wei Hopeman and Vanessa Wittman Nominated for Election to Booking Holdings' Board of Directors

NORWALK, Conn., March 28, 2019 -- The Board of Directors of Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has nominated Wei Hopeman, Managing Partner at Arbor Ventures, and Vanessa Wittman, who will be joining Glossier as Chief Financial Officer in April, for election to the Board at the company's Annual Meeting of Stockholders in June 2019.
Ms. Hopeman is a co-founder and Managing Partner at Arbor Ventures, the first dedicated FinTech venture fund in Asia focused on investing in disruptive companies at the intersection of financial services, digital commerce and big data. Arbor’s portfolio spans China, Japan, Southeast Asia, Israel and the US. Prior to her role at Arbor, Ms. Hopeman was recruited to build out Citi Ventures as Managing Director and Head of Asia in 2010. She has also served in leadership roles at Winnington Capital Limited and Jefferies Group, and was a technology investment banker at Goldman Sachs.
Ms. Hopeman is currently a member of the Board of Directors of several startups in the fintech sector and a founding member of the Internet Securities Services Committee in China. She was a member of the New Ventures Advisory Council at McKinsey & Co and a former Vice Chair of Women in Leadership (China). Ms. Hopeman grew up in both the United States and China. She attended high school in Virginia before earning her Bachelor’s in International Relations from Pomona College in 1992. She received her MBA from Stanford University in 2001.

Ms. Wittman will be joining Glossier, a direct-to-consumer-beauty company based in New York, as its Chief Financial Officer in April. Prior to her upcoming role at Glossier, she was Chief Financial Officer of Verizon’s Oath division. She also served as the Chief Financial Officer of Dropbox Inc., and before that, as the Chief Financial Officer of Google’s Motorola Mobility. Ms. Wittman also served as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies (MMC), as well as in various leadership roles at Adelphia Communications Corporation, 360Networks Inc. and Microsoft Corporation. Ms. Wittman currently serves on the Board of Directors and as Chair of the Audit Committee for Impossible Foods, and she previously served on the boards of Sirius XM Holdings, Ulta Beauty Inc. and InfoSpace. Ms. Wittman earned her Bachelor’s in Business Administration at University of North Carolina at Chapel Hill, and her MBA from University of Virginia.

"We are thrilled to be adding two esteemed executives with global and diverse backgrounds across the tech and banking industries, holding numerous leadership roles within high-profile companies. Their expertise will bring remarkable insights and value to Booking Holdings. We are delighted to welcome them," said James M. Guyette, Lead Independent Director of Booking Holdings' Board of Directors.
About Booking Holdings

Exhibit 99.1

Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to consumers and local partners in over 220 countries and territories through six primary brands: Booking.com, KAYAK, priceline.com, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world. For more information visit Bookingholdings.com.